Exhibit 10.5

TAX RECEIVABLE AGREEMENT

among

BAKKT HOLDINGS, INC.

and

THE PERSONS NAMED HEREIN

Dated as of October 15, 2021

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of October 15, 2021, is hereby entered into by and among Bakkt Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), and each of the other persons from time to time party hereto (the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold limited liability company units (the “Common Units”) in Bakkt Holdings, LLC, a Delaware limited liability company (“OpCo”), which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the managing member of OpCo, and holds and will hold, directly and/or indirectly, Common Units;

WHEREAS, pursuant to the Merger Agreement, for U.S. federal and applicable state and local income tax purposes, the Corporate Taxpayer contributed the Available Cash to OpCo and paid or reimbursed OpCo for the Bakkt Transaction Expenses (as those terms are defined in the Merger Agreement) in exchange for certain Common Units of OpCo in a transaction described under Section 721 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Common Units held by the TRA Parties immediately following the Merger may be exchanged for Class A common stock (the “Class A Common Stock”) of the Corporate Taxpayer, subject to the provisions of the LLC Agreement (as defined below) and the Exchange Agreement (as defined below), each dated on or about the date hereof, among the Corporate Taxpayer and the holders of Common Units from time to time party thereto, as amended from time to time;

WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes and will have in effect an election under Section 754 of the Code for each Taxable Year (as defined below) in which a taxable acquisition of Common Units by the Corporate Taxpayer from the TRA Parties (or any Permitted Transferees thereof) for Class A Common Stock or other consideration (each, an “Exchange”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of the Corporate Taxpayer;

WHEREAS, Exchanges by the TRA Parties and payments in respect of Tax savings related to such Exchanges will result in Tax savings for the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (x) OpCo’s income tax apportionment rate(s) for each state and local jurisdiction in which OpCo files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which OpCo files income tax returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income taxes (with such benefit calculated as the product of (x) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (y) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” means the portion of any Basis Adjustment or Imputed Interest of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Basis Adjustments and Imputed Interest under the following principles: any Basis Adjustments shall be determined separately with respect to each TRA Party and shall be Attributable to each TRA Party in an amount equal to the total Basis Adjustments relating to the Exchange of such TRA Party’s Common Units (as defined in the LLC Agreement), and any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest shall be Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

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“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more of the TRA Parties or Affiliates of TRA Parties directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, lease or other disposition.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the Merger Agreement.

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“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means that certain Exchange Agreement dated as of or about the date hereof among OpCo, the Corporate Taxpayer, and the other Members of OpCo from time to time party thereto, as amended from time to time.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year and (b) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Taxes shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest, as applicable.

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

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“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period; provided, that at no time shall LIBOR be less than 0%. Notwithstanding the foregoing sentence: (i) if the Corporate Taxpayer reasonably determines, in good faith, on or prior to the relevant date of determination, that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Corporate Taxpayer reasonably determines in good faith, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and (ii) if the Corporate Taxpayer has determined a substitute or successor rate in accordance with the foregoing, the Corporate Taxpayer may reasonably determine in good faith, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines in good faith is needed to make such substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. In the event that a TRA Party disagrees with any determination by the Corporate Taxpayer set forth in this paragraph, and such disagreement is not resolved within thirty (30) days of submission by the TRA Party of notice of such disagreement to the Corporate Taxpayer, such disagreement shall be deemed a “Reconciliation Dispute,” and shall be subject to the Reconciliation Procedures set forth in Section 7.9 hereof.

“LLC Agreement” means, with respect to OpCo, the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as amended from time to time.

“Market Value” means, with respect to any outstanding share of Class A Common Stock that is Publicly Traded, the arithmetic average of the daily volume weighted average price per share over the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Early Termination Date. If the shares of Class A Common Stock are not Publicly Traded, the Market Value of a share of Class A Common Stock means the amount that a holder of a share of Class A Common Stock would receive if each of the assets of the Corporate Taxpayer were to be sold for its fair market value on the Early Termination Date, the Corporate Taxpayer were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the holders of the Corporate Taxpayer’s equity. Such Market Value shall be determined by the Board acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Corporate Taxpayer if each asset of the Corporate Taxpayer (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Corporate Taxpayer owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Corporate Taxpayer’s minority interest in any property or any illiquidity of the Corporate Taxpayer’s interest in any property).

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“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 11, 2021, by and among the Corporate Taxpayer (formerly known as VPC Impact Acquisition Holdings), Pylon Merger Company LLC and OpCo.

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Common Units (a) that occurs prior to an Exchange of such Common Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo or any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporate Taxpayer, the Corporate Taxpayer shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Taxes. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo or any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year, over the Hypothetical Tax Liability; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporate Taxpayer, the Corporate Taxpayer shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Taxes. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by OpCo, or by any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the

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Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset described in the preceding sentence including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners or purchasers or assignees, financing sources, bankers, advisors and other agents or representatives.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Tax” or “Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest related thereto.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” has the meaning set forth in the LLC Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

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“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (a) the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (b) any loss carryovers generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer ratably in each Taxable Year from the Early Termination Date through the scheduled expiration date of such loss carryovers (or, if such loss carryovers will not expire, the fifteenth year after such Early Termination Date), (c) the U.S. federal and the Assumed State and Local Tax Rates that will be in effect for each such Taxable Year and apply to all taxable income of the Corporate Taxpayer will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law, (d) any non-amortizable Reference Assets will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Exchange and (ii) the Early Termination Date, but in no event earlier than the Early Termination Date, and (e) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit is deemed Exchanged for the Market Value of the Class A Common Stock that would be applicable if the Exchange occurred on the Early Termination Date.

Term	Section
Acceleration Event Agreement	Section 4.1(b) Preamble
Amended Schedule	Section 2.3
Class A Common Stock	Recitals
Code	Recitals
Common Units	Recitals
Corporate Taxpayer	Preamble
Early Termination Effective Date	Section 4.2
Early Termination Notice	Section 4.2
Early Termination Payment	Section 4.2
Early Termination Schedule	Section 4.3(b)
Exchange Basis Schedule	Section 2.1
Expert Interest Amount	Section 7.9 Section 3.1(b)
Material Objection Notice	Section 4.2
Net Tax Benefit	Section 3.1(b)
Objection Notice	Section 2.3(a)
Other Tax Receivable Obligations	Section 3.3(c)
Reconciliation Dispute	Section 7.9
Reconciliation Procedures	Section 2.3(a)
Senior Obligations	Section 5.1
Tax Benefit Payment	Section 3.1(b)
Tax Benefit Schedule	Section 2.2
TRA Party	Preamble

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within sixty (60) calendar days after the filing of the U.S. federal income tax return of OpCo for each Taxable Year in which an Exchange has been effected by any TRA Party, the Corporate Taxpayer shall deliver to each such TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this

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Agreement, (a) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years by such TRA Party, calculated in the aggregate, and (c) the period (or periods) over which the Reference Assets and (if different) each Basis Adjustment in respect of such TRA Party are amortizable and/or depreciable. Each Exchange Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for each Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment in respect of any TRA Party, the Corporate Taxpayer shall provide to each such TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest (the “TRA Portion”) and another portion that is not (the “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)). The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as Imputed Interest) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access, as determined by the Corporate Taxpayer or requested by such TRA Party, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporate Taxpayer for Taxes and the Hypothetical Tax Liability in respect of such TRA Party, and identifies any material assumptions or operating procedures or principles that were used for purposes of

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such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless a TRA Party (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule (“Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”) in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account or accounts previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration

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for the acquisition of Common Units in Exchanges, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a Common Unit by Common Unit basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit with respect to each TRA Party will be paid to such TRA Party pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Basis Adjustments or Imputed Interest, as such terms are defined in this Agreement, is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been Attributable to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

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ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Acceleration Event.

(a) With the written approval of the majority of the Independent Directors, the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Common Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties; provided, further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains outstanding as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate. If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the relevant TRA Party or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach (an “Acceleration Event”), and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such Acceleration Event, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of such Acceleration Event, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Acceleration Event; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that an Acceleration Event occurs, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the date such payment is due shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment within thirty (30) days of when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions; provided that the interest provisions of Section 5.2 shall apply to such late payment; provided further that such payment obligation shall nonetheless accrue for the benefit of the TRA Party and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

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(c) In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place “Early Termination Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the closing date of the Change of Control, and (3) any Tax Benefit Payments due for the Taxable Year ending with or including the closing date of the Change of Control (except to the extent that the amount described in clause (3) is included in the calculation of the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party written notice (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth calendar day, a TRA Party (a) provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and such TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party shall employ the Reconciliation Procedures in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after the date an Early Termination Schedule becomes binding pursuant to Section 4.2, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Common Units as of the Early Termination Date.

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ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and, to the extent not inconsistent with the LLC Agreement or the Merger Agreement, OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the relevant TRA Party of, and keep such TRA Party reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and (x) shall provide to the relevant TRA Party reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit and (y) the TRA Party shall have the right to participate in and monitor at the applicable TRA Party’s expense (but not to control) any such portion of any such audit; provided, however, that the Corporate Taxpayer and OpCo shall not (i) be required to take any action that is inconsistent with any provision of the LLC Agreement or (ii) settle or fail to contest any issue pertaining to Taxes that is reasonably expected to materially adversely affect any TRA Party’s rights or obligations under this Agreement without the prior written consent of such TRA Party, such consent not to be unreasonably withheld, conditioned or delayed.

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Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Bakkt Holdings, LLC

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

With a required copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

900 S. Capital of Texas Hwy

Las Cimas IV, Ste 500

Austin, TX 78746

Attention: J. Matthew Lyons

Email: mlyons@wsgr.com

If to the TRA Parties, to:

The address, fax number and email address set forth in the records of OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

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Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) To the extent that a TRA Party Transfers Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the LLC Agreement and the Stockholders Agreement, such TRA Party shall have the option to assign, without the approval of the Corporate Taxpayer, to the Transferee of such Common Units the TRA Party’s rights and obligations under this Agreement with respect to such Common Units. As a condition to any such Transfer, each Transferee which is a Permitted Transferee shall execute and deliver a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Common Units in accordance with the terms of the LLC Agreement but does not assign to the Transferee of such Common Units its rights and obligations under this Agreement with respect to such Transferred Common Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Common Units by such Transferee), and (ii) the Transferee of such Common Units shall not be a TRA Party. Any purported assignment in violation of the terms of this Section 7.6(a) shall be null and void. Notwithstanding the foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer.

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(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes. Except with respect to Reconciliation Disputes governed by Section 7.9, each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 or described in the definition of “LIBOR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the Corporate Taxpayer and the relevant TRA Party. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporate Taxpayer and the TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party are unable to agree on an Expert within fifteen (15) calendar days of receipt by the

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respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert (and, if applicable, selection by the International Chamber of Commerce Centre for Expertise) or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the relevant TRA Party shall bear their own costs and expenses of such proceeding, unless the relevant TRA Party has a prevailing position that is more than 25% of the payment at issue, in which case the Corporate Taxpayer shall reimburse the relevant TRA Party for any reasonable out-of-pocket costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer with any applicable tax forms and certifications reasonably requested by the Corporate Taxpayer in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets

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and liabilities of that partnership allocated to such partner. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, the TRA Party from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may (x) disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including any Schedules, opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure, and (y) disclose any such confidential information to any Representative of such TRA Party so long as such Representative has a “need to know” such information for a valid business purpose and has been advised of the confidential nature of such information.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have

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further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 LLC Agreement. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.16 Installment Sale Reporting. The Corporate Taxpayer and the Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, at the election of a TRA Party specified in the Exchange Notice (as defined in the Exchange Agreement) for the applicable Exchange, the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as Imputed Interest under the Code) shall not exceed, as specified by a TRA Party, 40% of the amount of the initial consideration received in connection with such Exchange (which, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments).

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22

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

BAKKT HOLDINGS, INC.

By:	/s/ Gavin Michael
Name:	Gavin Michael
Title:	Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Intercontinental Exchange Holdings, Inc.

By:	/s/ Andrew J. Surdykowski
Name:	Andrew J. Surdykowski
Title:	General Counsel

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Beaumont Glory Limited

By:	/s/ Neil McGee
Name:	Neil McGee
Title:	Director

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

The Boston Consulting Group, Inc.

By:	/s/ Jon Ferris
Name:	Jon Ferris
Title:	Managing Director and Partner

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

CMT Capital Markets Trading 401(k) Plan #2B

By:	/s/ Jan-Dirk Lueders
Name:	Jan-Dirk Lueders
Title:	Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

CMT Digital Investments 1 LLC – Series 1
By its Managing Member, CMT Asset Management LLC
By its Managing Member, CMT Digital Holdings LLC

By:	/s/ Jan-Dirk Lueders
Name:	Jan-Dirk Lueders
Title:	Managing Member

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

CMT Digital Ventures Fund 1 LLC
By its Managing Member, CMT Asset Management LLC
By its Managing Member, CMT Digital Holdings LLC

By:	/s/ Jan-Dirk Lueders
Name:	Jan-Dirk Lueders
Title:	Managing Member

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Eagle Seven Digital Investments, LLC

By:	/s/ Stuart Shalowitz
Name:	Stuart Shalowitz
Title:	General Counsel

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Elwood US Investor 1 Inc.

By:	/s/ Naomi Kirkland
Name:	Naomi Kirkland
Title:	Director

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Galaxy Digital Ventures LLC

By:	/s/ Christopher Ferraro
Name:	Christopher Ferraro
Title:	Authorized Signatory

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Goldfinch Co-Invest I LP

By:	/s/ Sean Collins
Name:	Sean Collins
Title:	Managing Partner of Goldfinch Co-Invest I GP LLC, the General Partner of Goldfinch Co-Invest I LP

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Goldfinch Co-Invest IB LP

By:	/s/ Sean Collins
Name:	Sean Collins
Title:	Managing Partner of Goldfinch Co-Invest I GP LLC, the General Partner of Goldfinch Co-Invest IB LP

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

MACWA 401(k) Plan

By:	/s/ Scott Casto
Name:	Scott Casto
Title:	Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Microsoft Global Finance

By:	/s/ Keith Dolliver
Name:	Keith Dolliver
Title:	Vice President

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Pantera BH LLC

By:	/s/ Ryan Davis
Name:	Ryan Davis
Title:	Chief Financial Officer

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

PayU Fintech Investments B.V.

By:	/s/ Franka Olbers
Name:	Franka Olbers
Title:	Global Tax Director

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Protocol Ventures LP

By:	/s/ Richard Marini
Name:	Richard Marini
Title:	Managing Partner

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

Starbucks Corporation

By:	/s/ Rachel Ruggeri
Name:	Rachel Ruggeri
Title:	EVP/CFO

[Signature Page to Tax Receivable Agreement]

EXHIBIT A

Form of Joinder

This joinder (this “Joinder”) is made as of ________________, by the undersigned (the “Joining Party”) in order to become a party to that certain Bakkt Holdings, Inc. Tax Receivable Agreement, dated as of October 15, 2021 (the “Tax Receivable Agreement”), by and between Bakkt Holdings, Inc., a Delaware corporation and the TRA Parties (as defined therein).

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder, the Joining Party will be deemed to be a party to the Tax Receivable Agreement and shall have all of the obligations of a TRA Party thereunder as if he, she or it had executed the Tax Receivable Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Tax Receivable Agreement.

JOINING PARTY

By:
Title: